CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,000,000	$116.10

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated March 25, 2011 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,000,000 Notes due November 19, 2014 Linked to the Performance of a Basket of Currencies Relative to the U.S. Dollar Global Medium-Term Notes, Series A, No. F-172

Key Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	March 25, 2011

Issue Date:	March 30, 2011

Basket Final Valuation Date:	November 14, 2014[1]

Maturity Date:	November 19, 2014[1]

Denominations:	Minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:

An equally-weighted basket consisting of the three best performing currency exchange rates among the following four currency exchange rates: (i) the Brazilian real per U.S. dollar exchange rate (the “USDBRL” currency exchange rate), (ii) the Russian ruble per U.S. dollar exchange rate (the “USDRUB” currency exchange rate), (iii) the Indian rupee per U.S. dollar exchange rate (the “USDINR” currency exchange rate”) and (iv) the Turkish lira per U.S. dollar exchange rate (the “USDTRY” currency exchange rate”) (each a “currency exchange rate” and a “basket component”, and each of the Brazilian real, Russian ruble, Indian rupee and Turkish lira, a “reference currency”). For purposes of this Note, the “best performing currency exchange rates” will reflect the most appreciation (or least depreciation) of the reference currency compared to the U.S. dollar. The performance of the currency exchange rates will be determined using the formula set forth under “Currency Performance” below.

The currency exchange rates, on any given day, including the basket initial valuation date and basket final valuation date, will be determined by the calculation agent in accordance with the following:

(a) where the currency exchange rate is USDBRL, the Brazilian real per U.S. dollar exchange rate which is the ask price reported on Bloomberg Page BZFXPTAX at approximately 6:00 p.m., Sao Paulo time, on the relevant date;

(b) where the currency exchange rate is USDRUB, the Russian ruble per U.S. dollar exchange rate which appears on Reuters Screen EMTA Page, at approximately 1:30 p.m., Moscow time, on the relevant date;

(c) where the currency exchange rate is USDINR, the Indian rupee per U.S. dollar exchange rate which appears on Reuters Screen RBIB Page, at approximately 2:30 p.m., Mumbai time, on the relevant date; and

(d) where the currency exchange rate is USDTRY, the Turkish lira per U.S. dollar exchange rate which will be determined by the Calculation Agent with reference to the Turkish lira per Euro rate which appears on Reuters screen “ECB37” to the right of the caption “TRY” at approximately 2:15 p.m., Frankfurt time, on the relevant date divided by the U.S. dollar per Euro rate which appears on Reuters screen “ECB37” to the right of the caption “USD” at approximately 2:15 p.m., Frankfurt time, on the relevant date.

Contingent Minimum Return:	20%

Payment at Maturity:

If the Basket Return is greater than 0%, you will receive a cash payment at maturity that provides you with a return per $1,000 principal amount Note equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the greater of (a) the Contingent Minimum Return and (b) the Basket Return, calculated as follows:

$1,000 + [$1,000 × the greater of (a) Contingent Minimum Return and (b) Basket Return]

If the Basket Return is less than or equal to 0%, you will receive the principal amount of your Notes at maturity.

Your principal is protected only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Basket Return:	The performance of the basket from the Basket Starting Level to the Basket Ending Level, calculated as follows: Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level:	100.

Basket Ending Level:

The Basket Ending Level will be calculated as follows:

100 × [1 + (CCY1 return × 1/3) + (CCY2 return × 1/3) + (CCY3 return × 1/3)]

The CCY returns set forth in the formula above reflect the performance of the three best performing currency exchange rates among the four currency exchange rates listed under “Reference Asset” above, such performance determined as described under “Currency Performance” below; therefore, the lowest Currency Performance of the four currency exchange rates will be disregarded for purposes of calculating the Basket Ending Level.

Currency Performance:

The performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Where,

Initial Rate = the Initial Rate for each basket component is 1.6581 with respect to USDBRL, 28.3058 with respect to USDRUB, 44.6500 with respect to USDINR and 1.5554 with respect to USDTRY, which, in each case is the currency exchange rate on the basket initial valuation date, determined as described under “Reference Asset” above.

Final Rate = with respect to each currency exchange rate, the currency exchange rate on the basket final valuation date, determined as described under “Reference Asset” above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KFN6 /US06738KFN63

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	0.50%	99.50%
Total	$1,000,000	$5,000	$995,000

‡

Barclays Capital Inc. will receive commissions from the Issuer equal to 0.50% of the principal amount of the notes, or $5.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below are based on a Contingent Minimum Return of 20%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Ending Level	Basket Return	Payment at Maturity	Total Return on the Notes
200.00	100.00%	$2,000.00	100.00%
190.00	90.00%	$1,900.00	90.00%
180.00	80.00%	$1,800.00	80.00%
170.00	70.00%	$1,700.00	70.00%
160.00	60.00%	$1,600.00	60.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
115.00	15.00%	$1,200.00	20.00%
110.00	10.00%	$1,200.00	20.00%
105.00	5.00%	$1,200.00	20.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
40.00	-60.00%	$1,000.00	0.00%
30.00	-70.00%	$1,000.00	0.00%
20.00	-80.00%	$1,000.00	0.00%
10.00	-90.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

PS–2

Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below demonstrate how the total returns in the table above are calculated and are provided for illustration purposes only. Assumptions in each of the examples are purely hypothetical and do not relate to any actual currency exchange rate or Basket Return. In addition, the hypothetical terms do not represent the terms of an actual Note. Moreover, the examples do not purport to be representative of every possible scenario concerning increases or decreases in the basket components on the basket final valuation date relative to their initial rates. We cannot predict the Basket Return.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: In this case, the Brazilian real and the Russian ruble strengthen against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Indian rupee and the Turkish lira weaken against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Currency Performance
USDBRL	1.6581	1.4094	15%
USDRUB	28.30580	25.47522	10%
USDINR	44.65000	49.11500	-10%
USDTRY	1.55540	1.78871	-15%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

Because the Currency Performance of the USDTRY currency exchange rate is the lowest of the four currency exchange rates, it is disregarded for purposes of calculating the Basket Ending Level. The Basket Ending Level is calculated as follows:

100 × [1+ (15% × 1/3) + (10% × 1/3) + (-10% × 1/3)] = 105

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

105 - 100 100	= 5%

Step 4: Calculate the Payment at Maturity.

Because the Basket Return of 5% is greater than 0% but less than the Contingent Minimum Return, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Contingent Minimum Return] = $1,000 + [$1,000 × 20%] = $1,200.00

PS–3

Therefore, the payment at maturity is $1,200.00 per $1,000 principal amount Note, representing a 20% return on investment over the term of the Notes.

Example 2: In this case, all four reference currencies strengthen against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Currency Performance
USDBRL	1.6581	1.3265	20%
USDRUB	28.30580	26.89051	5%
USDINR	44.65000	31.25500	30%
USDTRY	1.55540	0.93324	40%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Basket Ending Level.

Because the Currency Performance of the USDRUB currency exchange rate is the lowest of the four currency exchange rates, it is disregarded for purposes of calculating the Basket Ending Level. The Basket Ending Level is calculated as follows:

100 × [1+ (20% × 1/3) + (30% × 1/3) + (40% × 1/3)] = 130

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

130 - 100 100	= 30%

Step 4: Calculate the Payment at Maturity.

Because the Basket Return of 30% is greater than 0% and greater than the Contingent Minimum Return, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Basket Return] = $1,000 + [$1,000 × 30%] = $1,300.00

Therefore, the payment at maturity is $1,300.00 per $1,000 principal amount Note, representing a 30% return on investment over the term of the Notes.

Example 3: In this case, the Brazilian real strengthens against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Indian rupee, the Russian ruble and the Turkish lira weaken against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Currency Performance
USDBRL	1.6581	1.4094	15%
USDRUB	28.30580	33.96696	-20%
USDINR	44.65000	58.04500	-30%
USDTRY	1.55540	1.71094	-10%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

PS–4

Step 2: Calculate the Basket Ending Level.

Because the Currency Performance of the USDINR currency exchange rate is the lowest of the four currency exchange rates, it is disregarded for purposes of calculating the Basket Ending Level. The Basket Ending Level is calculated as follows:

100 × [1+ (15% × 1/3) + (-20% × 1/3) + (-10% × 1/3)] = 95

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

95 - 100 100	= –5%

Step 4: Calculate the Payment at Maturity.

Because the Basket Return of –5% is less than 0%, the investor will receive a payment at maturity equal to the principal amount of their Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity, the basket final valuation date and the basket components are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the basket; and

•

For a description of further adjustments that may affect one or more basket components or the basket, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—If the Basket Return is positive, the Notes provide the opportunity to enhance returns by entitling you to a return equal to the greater of the Contingent Minimum Return and the Basket Return.

•

Preservation of Capital at Maturity—You will receive at least the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the basket. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. The Notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt instruments. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as

PS–5

ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset” and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Emerging Markets Risk—The return on the Notes at maturity is linked to the bullish performance of the Brazilian real, the Russian ruble, the Indian rupee and the Turkish lira relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Return is positive or negative. An investment linked to emerging market currencies, which include the reference currencies, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

PS–6

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Gains in the Currency Performance of One or More Reference Currencies May Be Offset by Losses in the Currency Performance of Other Reference Currencies—The Notes are linked to the performance of the reference currencies relative to the U.S. dollar. The performance of the basket will be based on the appreciation or depreciation of the basket as a whole. Therefore, the positive Currency Performance of one or more reference currencies relative to the U.S. dollar may be offset, in whole or in part, by the negative Currency Performance of one or more of the other reference currencies relative to the U.S. dollar of equal or greater magnitude. The performance of the basket is dependent on the Currency Performance of each reference currency, which is in turn based on the formula set forth above.

•

Investing in the Notes is Not Equivalent to Investing Directly in the Reference Currencies—You may receive a lower payment at maturity than you would have received if you had invested directly in the reference currencies. Additionally, the Basket Return is based on the Currency Performance of each of the reference currencies, which is in turn based on the formula set forth above. The Currency Performances are based solely on such stated formula and not on any other formula that could be used to calculate currency returns.

•

The Payment at Maturity on Your Notes is Not Based on the Currency Exchange Rates Comprising the Basket at Any Time Other than the Basket Final Valuation Date—The Basket Return will be based solely on the currency exchange rates comprising the basket as of the basket final valuation date relative to the respective initial rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the reference currencies relative to the U.S. dollar drops precipitously on the basket final valuation date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the currency exchange rates at a time prior to such drop. Although the value of the reference currencies relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on the basket final valuation date, you will not benefit from the currency exchange rates at any time other than the basket final valuation date.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the currency exchange rates on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the currency exchange rates comprising the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally and in the markets of the reference currencies and the U.S. dollar;

•	a variety of economic, financial, political, regulatory or judicial events, especially those affecting the currency exchange rates composing the basket; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the USDBRL, USDRUB, USDINR and USDTRY currency exchange rates from January 1, 2001 through March 25, 2011 (based on the daily, closing spot exchange rates from Bloomberg L.P.).

We obtained the information regarding the currency exchange rates of USDBRL, USDRUB, USDINR and USDTRY below from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the closing currency exchange rates of USDBRL, USDRUB, USDINR and USDTRY should not be taken as an indication of future performance of such currency exchange rates, and no assurance can be given as to the currency exchange rates on the basket final valuation date. We cannot give you assurance that the performance of the USDBRL, USDRUB, USDINR and USDTRY currency exchange rates will result in a return of more than your initial investment.

PS–7

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–8

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PS–9